Exhibit 10.1

[***]	=	Certain confidential information contained in this document, marked by bracketed asterisks, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of April 9, 2019, is entered into among SEABED CAPITAL, LLC, a Delaware limited liability company (“Seller”), and ODYSSEY MARINE EXPLORATION, INC., a Nevada corporation (“Buyer”).

Recitals:

A. Seller owns, beneficially and of record, 480 shares of common stock (the “Acquired Shares”) of [***] Limited, a corporation organized under the laws of the [***] (the “Company”).

B. Buyer desires to acquire from Seller, and Seller desires to assign and transfer to Buyer, all the Acquired Shares, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1

Definitions

Section 1.01. Definitions. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Appendix 1.01 attached hereto.

Section 1.02. Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”, (b) the word “or” is not exclusive, and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement, (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, restated, supplemented, and modified from time to time to the extent permitted by the provisions thereof, and (iii) to a statute or Applicable Law means such statute or Applicable Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Article 2

Assignment and Transfer

Section 2.01. Assignment and Transfer. Subject to the terms and conditions set forth herein, at the Closing, Seller shall assign and transfer to Buyer, and Buyer shall acquire from Seller, all of Seller’s right, title, and interest in and to the Acquired Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02. Consideration. As consideration for Seller’s assignment and transfer of the Acquired Shares, (a) Buyer shall issue the Consideration Shares to Seabed and (b) the Company and Seller shall enter into a Net Smelter Royalty Agreement in substantially the form of Exhibit A hereto (the “Royalty Agreement”).

Section 2.03. Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall:

(i)	deliver to Seller, one or more certificates representing the Consideration Shares;

(ii)	deliver to Seller:

(A)	the Royalty Agreement, duly executed by Buyer;

(B)	a Registration Rights Agreement in substantially the form of Exhibit B hereto (the “Registration Agreement”), duly executed by Buyer; and

(C)	all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b) At the Closing, Seller shall deliver to Buyer:

(i)	all certificates representing the Acquired Shares;

(ii)	an assignment of the Acquired Shares to Buyer in form and substance reasonably acceptable to Buyer (each, an “Assignment”), duly executed by Seller;

(iii)	the Royalty Agreement, duly executed by Seller;

(iv)	the Registration Agreement, duly executed by Seller; and

(v)	all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04. Closing. Subject to the terms and conditions of this Agreement, the assignment and transfer of the Acquired Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Eastern time, no later than five Business Days after the last of the conditions to Closing set forth in Article 7 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Buyer, 5215 West Laurel Street, Tampa, Florida 33607, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Article 3

Representations and Warranties of Seller

Seller represents and warrants to Buyer that the statements contained in this Article 3 are true and correct as of the date hereof.

Section 3.01. Organization and Authority of Seller. Seller is a limited liability company or corporation duly organized, validly existing and in good standing under the Laws of the state of its organization. Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company or corporate , as the case may be, action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 3.02. No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller or Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) except as set forth in Schedule 3.02, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company. Except as set forth in Schedule 3.02, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.03. Ownership of Acquired Shares. Seller is the record owner of and has good and valid title to the Acquired Shares, free and clear of all Encumbrances.

Section 3.04. Investment Purpose. Seller is acquiring the Consideration Shares to be acquired by it solely for its own account, for investment purposes, and not with a view to, or for offer or sale in connection with, any distribution thereof. Seller acknowledges that the Consideration Shares to be acquired by it are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that such Consideration Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 3.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

Article 4

Representations and Warranties of Seller

Regarding the Company

Seller represents and warrants to Buyer that the statements contained in this Article 4 are true and correct as of the date hereof.

Section 4.01. Organization and Authority of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of [***] and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.

Section 4.02. Capitalization.

(a) Seller owns beneficially and of record, 480 shares of the Company’s common stock. The Acquired Shares have been duly authorized and are validly issued, fully paid, and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own the Acquired Shares free and clear of all Encumbrances. As of the Closing Date, there will be 605 or fewer shares of the Company’s common stock outstanding on a fully diluted basis.

(b) The Acquired Shares were issued in compliance with applicable Laws. The Acquired Shares were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any capital stock of the Company or obligating Seller or the Company to issue or sell any capital stock (including the Acquired Shares), or any other interest, in the Company. There are no shareholders agreements, buy-sell agreements, voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of the Company, including the Acquired Shares.

Section 4.03. No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 4.04. Financial Statements. Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31, 2016 and 2017, and the related statements of income for the years then ended (the “Financial Statements”) have been delivered to Buyer. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2017, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

Section 4.05. Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”), except (a) those which are adequately reflected in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06. Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company;

(b) amendment of the Organizational Documents of the Company;

(c) split, combination or reclassification of the capital stock of the Company;

(d) issuance, sale or other disposition of, or creation of any Encumbrance on, any capital stock of the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any capital stock of the Company;

(e) declaration or payment of any distributions on or in respect of any capital stock of the Company or redemption, purchase or acquisition of any of the Company’s outstanding of the Company;

(f) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(h) material damage, destruction or loss (whether or not covered by insurance) to its property;

(i) any capital investment in, or any loan to, any other Person;

(j) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(k) any material capital expenditures;

(l) imposition of any Encumbrance upon any of the Company’s properties or assets, tangible or intangible;

(m) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, officers and employees;

(n) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(o) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(p) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof; or

(q) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07. Material Contracts.

(a) Schedule 4.07(a) lists each of the following Contracts of the Company (collectively, the “Material Contracts”):

(i)	each Contract of the Company involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii)	all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)	all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)

all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v)	all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)

all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii)	except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii)	all Contracts, including any tenement leases, with any Governmental Authority to which the Company is a party (“Government Contracts”);

(ix)	all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)	any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi)	all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand; and

(xii)	any other Contract that is material to the Company and not previously disclosed pursuant to this Section 4.07.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 4.08. Title to Assets. The Company has good and valid title to, or a valid leasehold interest in, all personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances.

Section 4.09. Intellectual Property Assets. The Company is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances. No other Person has the right to use or disclose any of the Intellectual Property Assets.

Section 4.10. Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 4.11. Compliance With Laws; Permits.

(a) The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 4.10(b) lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.10(b).

Section 4.12. Environmental Matters.

(a) The Company is currently and has been in compliance with all Environmental Laws and has not, and n Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Schedule 4.12(b) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date in accordance with Environmental Law, and neither Seller nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, the Company has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither the Company nor Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

Article 5

Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this Article 5 are true and correct as of the date hereof.

Section 5.01. Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Seller) this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.02. No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth on Schedule 5.02, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.03. Valid Issuance of Consideration Shares. The Consideration Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws.

Section 5.04. Investment Purpose. Buyer is acquiring the Acquired Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Acquired Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Acquired Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.06. Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Article 6

Covenants

Section 6.01. Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company.

Section 6.02. Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)

any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)	any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)

any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.02 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement any schedule to this Agreement.

Section 6.03. Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and managers of the Company requested by Buyer at least five Business Days prior to the Closing.

Section 6.04. Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which Seller or its Affiliates reasonably believe, after reasonable inquiry, are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Nothing herein shall prevent Seller from disclosing financial information required for its compliance with any tax Laws.

Section 6.05. Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 3.02 and Schedule 5.02.

(c) Without limiting the foregoing provisions of this Section 6.05, Buyer shall use its commercially reasonable efforts to assist Seller and the Company to satisfy the conditions set forth in Section 7.02(e) and Section 7.02(f), and Buyer shall bear all costs and expenses incurred by Buyer in connection with such activities.

Section 6.06. Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 7 hereof.

Section 6.07. Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.08. Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.09. Restrictive Covenant. For a period of ten years commencing on the Closing Date, n Seller shall not, and Seller shall not permit any of its Affiliates to, directly or indirectly, for its own benefit or the benefit of any other Person, engage in or assist any other Person in engaging in exploring for, extracting, mining, transporting, processing or otherwise developing seafloor massive sulfide deposits anywhere within the Exclusive Economic Zone of the [***] Government.

Article 7

Conditions to Closing

Section 7.01. Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.02, and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by Seller prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer, Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Schedule 3.02 shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) The Extension Application shall have been approved by the [***] Government, with the term of the Tenement being extended at least until October 1, 2020, with terms and conditions no less favorable than those applicable to the Tenement immediately prior to its expiration on or about October 7, 2018.

(f) Seller or the Company shall have provided Buyer with audited financial statements of the Company as of and for the year ended December 31, 2018, prepared in accordance with GAAP and otherwise in form and substance reasonably satisfactory to Buyer.

(g) The Company shall not have any liability for the Intercompany Liability or for any other liability owed or purported to be owed to any Affiliate of the Company, and no liability for the Intercompany Liability or for any other liability owed or purported to be owed to any Affiliate of the Company should be included on the books and records of the Company, in each case as determined in accordance with the FASB Accounting Standards Codifications.

(h) As of the Closing Date, the Company shall not have more than 605 shares of common stock outstanding on a fully diluted basis.

(i) Seller shall have duly executed and delivered an Assignment to Buyer.

(j) The other Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(k) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(l) Buyer shall have received the resignations of certain managers and officers of the Company as requested by Buyer pursuant to Section 6.03.

(m) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Schedule 5.02 shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

(e) The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Seller.

(f) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(g) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Article 8

Indemnification

Section 8.01. Survival. All representations, warranties, covenants, and agreements of the parties contained herein shall survive the Closing for a period of 18 months from the Closing Date or, with respect to the covenants and agreements of the parties contained herein, for the period explicitly specified therein.

Section 8.02. Indemnification By Seller. Subject to the other terms and conditions of this Article 8, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; and

(c) the Intercompany Liability or any other liability owed or purported to be owed by the Company to any Affiliate of the Company.

Section 8.03. Indemnification By Buyer. Subject to the other terms and conditions of this Article 8, Buyer shall indemnify and defend Seller and its Affiliates and Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 8.04. Indemnification Procedures. The party making a claim under this Article 8 is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article 8 is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.04(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.04) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.04(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.05. Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 8, the Indemnifying Party shall satisfy its obligations within ten Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 18.0%. Such interest shall be calculated daily on the basis of a 365/366 day year and the actual number of days elapsed, without compounding.

Article 9

Termination

Section 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i)

Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 7 and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)

any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the first anniversary of the date of this Agreement (the “Outside Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i)

Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 7 and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)

any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article 9, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article 9; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article 10

Miscellaneous

Section 10.01. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the fourth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Buyer:	Odyssey Marine Exploration, Inc. 5215 W. Laurel Street Suite 200 Tampa, Florida 33607 Attention: Chief Executive Officer

If to Seller:	c/o Kenneth Fried 301 East 50th Street Apartment #4C New York, NY 10022

Section 10.03. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.04. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.05. Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.06. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its Affiliates. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.07. No Third-Party Beneficiaries. Except as provided in Article 8, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08. Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.09. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN

EACH CASE LOCATED IN THE CITY OF WILMINGTON (COLLECTIVELY, THE “DELAWARE COURTS”), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING, IF THE DELAWARE COURTS OTHERWISE HAVE SUBJECT MATTER AND IN PERSONAM JURISDICTION WITHOUT GIVING EFFECT TO THE FOREGOING PROVISIONS OF THIS SECTION 9.09(b). IF THE DELAWARE COURTS DO NOT HAVE SUBJECT MATTER OR IN PERSONAM JURISDICTION, ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN ANY COURT OF COMPETENT JURISDICTION. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE ASSIGNMENT, THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ASSIGNMENT, THE OTHER ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

Section 10.10. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Buyer:

ODYSSEY MARINE EXPLORATION, INC.

By:	/s/ Mark D. Gordon
Mark D. Gordon
President and Chief Executive Officer

Seller:

SEABED CAPITAL, LLC

By:	/s/ Ken Fried
Ken Fried, Manager

Signature Page to Share Purchase Agreement

Appendix 1.01

Definitions

“Acquired Shares” has the meaning set forth in the recitals.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Assignments, the Registration Agreement, and the Royalty Agreements.

“Assignment” has the meaning set forth in Section 2.04.

“Balance Sheet” has the meaning set forth in Section 2.04.

“Balance Sheet Date” has the meaning set forth in Section 2.04.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Tampa, Florida are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Common Stock” means Buyer’s common stock, par value $0.0001 per share.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Consideration Shares” means that number of shares of Buyer Common Stock (rounded to the nearest number of whole shares) equal to (a) 250,000 multiplied by (b) a fraction, (i) the numerator of which is the percentage of the Company’s shares of common stock outstanding on a fully diluted basis represented by the Acquired Shares as of the Closing Date and (ii) the denominator of which is 80.0%. As an illustration, if there are 605 shares of the Company’s common stock outstanding on a fully diluted basis on the Closing Date, Consideration Shares would mean 247,938 shares of Buyer Common Stock. [250,000 * (79.34%/80.00%) = 247,938]

App. 1.01–1

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 8.04(c).

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Extension Application” means the Application for an Extension of Term of a Tenement on Form 9 relating to the Tenement, as filed by the Company with the [***] Government and pending as of the date of this Agreement.

“Financial Statements” has the meaning set forth in Section 2.04.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 4.07(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any

App. 1.01–2

self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following: (a) data, images and videos relating to past offshore operations; (b) analyses of or derived from desktop research and data from secondary sources; (c) exploration, mining, or commercial plans created by or for Seller; (d) personnel files; (e) trademarks, service marks, brands, logos, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (f) internet domain names and social media account or user names (including “handles”), all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, methods, processes, techniques, and other confidential and proprietary information and all rights therein; and (h) all other intellectual property rights.

“Intellectual Property Assets” means all Intellectual Property that is owned by the Company and used or held for use in the conduct of the Company’s business as currently conducted or currently proposed to be conducted.

“Intercompany Liability” means the liability in the amount of approximately $4.8 million purported to be owed to Bluewater Metals Pty Ltd. by the Company.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director, manager, or officer of Seller or the Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 4.05.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers;

App. 1.01–3

provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means, with respect to any Person, any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of such Person, or (b) the ability of such Person to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“[***] Government” means the [***] and all political subdivisions or agencies thereof, including the Mineral Resources Authority.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Tenement” means the exploration license (EL 1877) that was granted to the Company by the [***] Government with an expiration date of on or around October 7, 2018.

“Third Party Claim” has the meaning set forth in Section 8.04(a).

App. 1.01–4